EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
APRIL 30, 2021		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS FIRST QUARTER 2021 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI), a $2.0 billion financial holding company with two community bank subsidiaries, announced its financial results for the first quarter of 2021.  Premier realized net income of $6,550,000 during the quarter ended March 31, 2021, a 22.0% increase from the $5,368,000 of net income reported for the first quarter of 2020.  On a diluted per share basis, Premier earned $0.44 during the first quarter of 2021 compared to $0.36 per share earned during the first quarter of 2020.  The increase in net income in the first three months of 2021 is largely due to $1,096,000 of gains on the sale of securities during the quarter as well as a $352,000 decrease in the provision for loan losses and a $547,000 decrease in non-interest expenses when compared to the first quarter of 2020.  These items more than offset a $192,000, or 1.2%, decrease in net interest income and a $201,000, or 8.9%, decrease in non-interest income in the first quarter of 2021.

President and CEO Robert W. Walker commented, “Due to our continued participation in the Paycheck Protection Program (“PPP”), robust deposit growth largely attributed to government economic stimulus payments, and the realized gains upon the sale of a limited number of mortgage-backed securities, we are pleased to report solid first quarter 2021 financial results.  As more fully explained below, our balance sheet growth was significant, our capital levels remained strong, our quarterly net income results were record setting and we returned a special $1.00 per share cash dividend to our shareholders – all in the same quarter.  We are encouraged by the declining trends in the spread of the COVID-19 virus and expect future economic conditions to continue to recover.  During this unprecedented time, I am very proud of our management and staff team members as they have risen to the occasion and successfully guided our great company.  We are also pleased to have recently reported our definitive merger agreement with Peoples Bancorp Inc. and look forward to providing continued financial success as a combined company.”

Net interest income for the quarter ended March 31, 2021 totaled $16.150 million, down $192,000, or 1.2%, from the $16.342 million of net interest income earned in the first quarter of 2020.  Interest income in 2021 decreased by $1.657 million, an 8.9% decrease, primarily due to a $1.132 million, or 43.0%, decrease in interest income on investment securities.  The decrease in interest income on investment securities in the first quarter of 2021 was largely due to a decrease the average yield earned on a higher average balance of investments outstanding.  The decrease in the average yield earned is largely due to accelerated prepayments of mortgage-backed securities which resulted in a corresponding higher rate of purchase premium amortization on these securities as well as a significantly lower reinvestment yield on the accelerated prepayment funds and investments purchased with  funds from the growth in deposit balances and customer repurchase agreements.  Interest income on loans decreased by $306,000, or 1.9%, in the first quarter of 2021 when compared to the first quarter of 2020.  Interest income on loans in the first quarter of 2021 included approximately $506,000 of income recognized from deferred interest and discounts recognized on loans that paid off during the quarter, compared to approximately $75,000 of interest income of this kind recognized during the first quarter of 2020.  Otherwise, interest income on loans decreased by $737,000, or 4.7%, in the first quarter of 2021, largely due to a lower average yield earned, although on a higher average balance of loans outstanding during the quarter.  Average loans outstanding during the first quarter of 2021 increased by $48.3 million, or 4.1%, when compared to average loans outstanding during the first quarter of 2020, largely due to an average of $81.3 million of PPP loans outstanding during the first quarter of 2021, while no PPP loans were outstanding during the first quarter of 2020.  Interest income from interest-bearing bank balances and federal funds sold decreased by $219,000, or 84.9%, largely due to a significant decrease in the yield earned on these balances, 0.10% in 2021 compared to 1.46% in 2020, resulting from decreases in the short-term interest rate policy of the Federal Reserve Board of Governors.  The decrease in interest income from interest-bearing bank balances and federal funds sold occurred although the average balance outstanding during the first quarter of 2021 was $85.8 million higher than the first quarter of 2020.

Exhibit 99.1 - Continued

Interest expense decreased by $1.465 million, or 63.6%, in the first quarter of 2021 when compared to the first quarter of 2020, substantially offsetting the $1.657 million decrease in interest income. Interest expense on deposits decreased by $1.400 million, or 64.7%, in the first quarter of 2021, largely due to a lower average rate paid on these deposits, although on a higher average of interest-bearing deposit balances outstanding in 2021.  Average interest-bearing deposit balances were up $34.3 million, or 3.1%, in the first quarter of 2021 compared to the first quarter of 2020.  The average interest rate paid on interest-bearing deposits decreased by 51 basis points from 0.78% in the first quarter of 2020 to 0.27% in the first quarter of 2021, as Premier eliminated its interest rate specials on certificates of deposit and lowered the interest rate paid on all deposit products in response to decreases in the short-term interest rate policy of the Federal Reserve Board of Governors.  Similarly, interest expense paid on short-term borrowings, primarily customer repurchase agreements, decreased by $12,000, or 50%,  in 2021.  The reduction in interest expense was largely due to a 35 basis point decrease in the average rate paid, partially offset by a 79.7% increase in the average balance outstanding during the first quarter of 2021.  Also contributing to the overall 63.6% decrease in interest expense during the first quarter of 2021 was a $30,000, 100%, decrease in interest expense on FHLB borrowings and a $23,000, or 27.7%, decrease in interest expense on Premier’s subordinated debt.  All FHLB borrowings were repaid in 2020 resulting in no interest expense during the first quarter of 2021.  Premier’s subordinated debt features a variable interest rate indexed to the short-term three-month LIBOR interest rate, which was lower in the first quarter of 2021 compared to the first quarter of 2020 in conjunction with decreases in short-term interest rate policy by the Federal Reserve Board of Governors.

During the first quarter of 2021, Premier recorded $648,000 of provision for loan losses.  This provision compares to $1,000,000 of provision for loan losses recorded during the same quarter of 2020.  A significant portion of the provision for loan losses recorded during the first quarter of 2020 was primarily to provide for an estimate of additional identified credit risk in the loan portfolio due to uncertainty related to future economic conditions resulting from government actions designed to curb the spread of the COVID-19 virus.  Premier added approximately $514,000 to its qualitative credit risk analysis of the loan portfolio related to loans originated to various industries believed to be more susceptible to future credit risk resulting from an economic slowdown such as lodging, restaurants, amusement, personal services and retail stores during the first quarter of 2020.  During the remainder of 2020 and into the first quarter of 2021, Premier refined its estimates on the qualitative credit risk analysis of the loan portfolio related to COVID-19 and added approximately $250,000 of additional provision during the first quarter of 2021 to the estimated $2.5 million of qualitative credit risk analysis related to COVID-19 at year-end 2020.  The remaining provision expense in the first quarter of 2021 was related primarily to specific reserves allocated to impaired commercial real estate secured loans.  The level of provision expense is determined under Premier’s internal analyses of evaluating credit risk. The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio, as well as whether additional payments are received on loans previously identified as having significant credit risk.  Gross charge-offs totaled $177,000 during the first three months of 2021.  Recoveries recorded during the first three months of 2021 totaled $41,000, resulting in net charge-offs for the first quarter of 2021 of $136,000.  This compares to $686,000 of net charge-offs recorded in the first quarter of 2020.  Also during the quarter ended March 31, 2021, non-accrual loans increased by $613,000 since year-end 2020, while accruing loans over 90 days past due decreased by $1,423,000.

Exhibit 99.1 - Continued

During the first quarter of 2021 Premier sold $25.5 million of mortgage-backed securities and realized gains upon the sales totaling $1,096,000.  In reviewing its investment portfolio, Premier identified some mortgage-backed securities that had short-term projected weighted average remaining lives and proportionately significant unrealized market value gains.  Rather than hold the securities until their full maturity, Premier decided to liquidate these securities, realize the market value gains, and reinvest the proceeds.

Net overhead costs (non-interest expenses less non-interest income exclusive of any gains on the sale of securities) for the quarter ended March 31, 2021 totaled $8.142 million compared to $8.488 million in the first quarter of 2020, a decrease of $346,000, or 4.1%.  Total non-interest income, excluding the gains on sales of securities, decreased by $201,000, or 8.9%, in the first quarter of 2021 when compared to the first quarter of 2020.  Service charges on deposit accounts decreased by $373,000, or 33.7% in the first quarter of 2021, insurance agency commission income decreased by $33,000, or 39.1%, while other non-interest income decreased by $29,000, or 16.7%, when compared to the first quarter of 2020.  These decreases were partially offset by a $189,000, or 23.1%, increase in electronic banking income and a $45,000, or 68.2%, increase in secondary market mortgage income.  More than offsetting the decrease in non-interest income, non-interest expense decreased by $547,000, or 5.1% in the first quarter of 2021 compared to the first quarter of 2020.  Decreases in operating costs include a $793,000, or 14.7%, decrease in staff costs, a $144,000, or 52.4% decrease in taxes not on income, a $76,000, or 66.1%, decrease in loan collection expenses, a $20,000, or 8.3%, decrease in the amortization of intangible assets, and a net $150,000 decrease in other operating expenses.  These decreases were partially offset by a $64,000, or 3.7%, increase in occupancy and equipment expenses, a $186,000, or 12.1%, increase in outside data processing costs, a $159,000, or 65.2%, increase in professional fees, a $96,000 increase in OREO expenses and writedowns, and a $131,000, increase in FDIC insurance expense.  Staff costs decreased, due in part to reductions in overall staff counts, but also due to a $288,000, or 91.7%, increase in the deferral of staff costs related to loan originations resulting primarily from the volume of PPP loans originated during the first quarter of 2021.  Taxes not on income decreased due to a change in the taxation of banks in the Commonwealth of Kentucky, from an equity based franchise tax to a state imposed income tax.  Professional fees increased, primarily due to expenses related to negotiating a definitive merger agreement with Peoples Bancorp Inc.  FDIC insurance expense increased in the first quarter of 2021, as Premier had utilized FDIC based community bank assessment credits to fully offset the first quarter 2020 FDIC insurance premium.

Total assets as of March 31, 2021 were up $92.0 million, or 4.7%, to $2.038 billion from the $1.946 billion of total assets at year-end 2020.  Liquid assets, such as cash and due from banks, interest bearing bank balances and federal funds sold, decreased by $25.0 million, largely due to investment purchases during the first three months of 2021.  Investment securities increased by $71.3 million, or 16.9%, since year-end 2020, largely due to $112.3 million of new purchases.  These increases more than offset $47.0 million of proceeds from monthly principal payments on Premier’s mortgage backed securities portfolio and securities that matured or were called during the quarter, $25.5 million of proceeds from the sale of a limited number of mortgage-backed securities and a $4.1 million decrease in the market value of the securities available for sale.  Total loans outstanding increased by $47.5 million, or 3.9%, as Premier generated $40.7 million of new PPP loans, net of forgiveness payments received, during the first quarter of 2021 plus another $6.8 million, or 0.6%, increase in traditional loans as new loans generated during the quarter exceeded payoffs and principal payments received.  Other real estate owned (“OREO”) decreased by $204,000, or 1.5%, as sales of OREO exceeded new foreclosures during the quarter.  Total deposits increased by $62.7 million, or 3.8%, since year-end 2020.  The overall increase in deposits was largely due to a $41.0 million, or 8.4%, increase in non-interest bearing deposits, a $8.8 million, or 2.5%, increase in interest bearing transaction deposits, and a $29.3 million, or 5.7%, increase in savings and money market deposits.  Partially offsetting these increases, certificates of deposit balances decreased by $13.3 million, or 4.1% during the first quarter of 2021.  Similarly, customer repurchase agreements increased by $6.2 million, or 18.2%, since year-end 2020.  Premier’s subordinated debentures increased by $10,000 since year-end 2020 due to the accretion of purchase accounting fair value adjustments applied to the $6.186 million face value of the subordinated debentures.  Other liabilities increased by $37.3 million, largely due to $37.0 million of investment security purchases during the last days of March 2021 for which the purchase proceeds were not required to be remitted until April 2021.

Exhibit 99.1 - Continued

Stockholders’ equity of $245.7 million equaled 12.1% of total assets at March 31, 2021, which compares to stockholders’ equity of $259.9 million, or 13.4% of total assets, at December 31, 2020.  The decrease in stockholders’ equity was largely due to the normal quarterly $0.15 per share cash dividend declared and paid during the first quarter of 2021 and also a $1.00 per share special cash dividend declared in January 2021 and paid in February 2021.  The dividends combined to reduce stockholders’ equity by $16.9 million.  Furthermore, a decrease in the market value of the investment portfolio available for sale reduced stockholders’ equity by $4.1 million, net of tax.  These decreases in stockholders’ equity were partially offset by the $6.6 million of net income earned during the first quarter of 2021 and approximately $191,000 of contributed capital from the exercise of employee stock options during the first quarter..

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Furthermore, uncertainty related to future economic conditions resulting from government actions designed to curb the spread of the COVID-19 virus may affect Premier’s operations more or less than currently estimated.  Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Exhibit 99.1 - Continued

Following is a summary of the financial highlights for Premier as of and for the period ended March 31, 2021

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended
	March 31	March 31
	2021	2020
Interest Income
Loans, including fees	15,488	15,754
Investments and other	1,539	2,890
Total interest income	16,987	18,644
Interest Expense
Deposits	765	2,165
Borrowings and other	72	137
Total interest expense	837	2,302
Net interest income	16,150	16,342
Provision for loan losses	648	1,000
Net interest income after provision	15,502	15,342
Non-interest Income
Service charges on deposit accounts	733	1,106
Electronic banking income	1,007	818
Gain on the sale of securities	1,096	-
Other non-interest income	308	325
Total non-interest income	3,144	2,249
Non-Interest Expense
Salaries and employee benefits	4,615	5,408
Net occupancy and equipment	1,789	1,725
Outside data processing	1,717	1,531
OREO expenses and writedowns, net	164	68
Amortization of intangibles	222	242
Other non-interest expenses	1,683	1,763
Total non-interest expense	10,190	10,737
Income Before Taxes	8,456	6,854
Income Taxes	1,906	1,486
NET INCOME	6,550	5,368

EARNINGS PER SHARE	0.45	0.37
DILUTED EARNINGS PER SHARE	0.44	0.36
DIVIDENDS PER SHARE	1.15	0.15

Charge-offs	177	826
Recoveries	41	140
Net charge-offs	136	686

Exhibit 99.1 - Continued

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	March 31	December 31
	2021	2020
ASSETS
Cash and due from banks	24,076	24,961
Interest-bearing bank balances	153,468	174,209
Federal funds sold	7,665	11,306
Securities available for sale	492,464	421,190
Loans (net)	1,247,881	1,200,862
Other real estate owned	13,011	13,215
Other assets	47,381	48,015
Goodwill and other intangible assets	51,842	52,064
TOTAL ASSETS	2,037,788	1,945,822

LIABILITIES & EQUITY
Deposits	1,696,439	1,633,740
Fed funds/repurchase agreements	39,980	33,827
Subordinated debentures	5,485	5,475
Other liabilities	50,205	12,873
TOTAL LIABILITIES	1,792,109	1,685,915
Common stockholders’ equity	245,679	259,907
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	2,037,788	1,945,822

TOTAL BOOK VALUE PER COMMON SHARE	16.71	17.71
Tangible Book Value per Common Share	13.18	14.16

Non-accrual loans	9,609	8,996
Loans past due over 90 days and still accruing	909	2,332